Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Commercial Vehicle Group, Inc. and Subsidiaries (“CVG”) dated March 3, 2005, appearing in the Annual Report on Form 10-K of Commercial Vehicle Group, Inc. and Subsidiaries for the year ended December 31, 2004 and our report relating to the financial statements of Mayflower Vehicle Systems Truck Group dated April 18, 2005, appearing in the Current Report on Form 8-K/A of CVG dated April 20, 2005.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
May 3, 2005